Exhibit (a)(1)(P)

Subject: Option Exchange Program: Amended Offer to Exchange

In response to comments we received from the Securities and Exchange Commission and to provide additional information to eligible associates who are subject to taxation in Canada, we have amended the Offer the Exchange. Copies of the amended Offer to Exchange are available on the Source at http://hr.mc.com/optionexchange.

The Offer to Exchange was amended in order to:

(i)	clarify as appropriate throughout the Offer to Exchange that holders of eligible options who are domiciled in Canada are eligible to participate in the exchange program, and to add additional information in Appendix B addressing tax consequences of participation in the exchange program to eligible employees who are subject to taxation in Canada;

(ii)	clarify in Section 4 (“Procedures for Tendering Options for Exchange”) of the Offer to Exchange that Mercury’s determinations of questions regarding the number of shares subject to eligible options, and the validity, form, eligibility (including time of receipt) of submitted elections (including any changes to elections) and acceptance of any tender of options will be subject to remedies that may be available under applicable law;

(iii)	clarify in Section 5 (“Withdrawal Rights”) of the Offer to Exchange that Mercury’s determinations of questions as to the form and validity, including time of receipt, of notices of withdrawals will be subject to remedies that may be available under applicable law;

(iv)	revise the bullet points in Section 7 (“Conditions of the Exchange Program”) of the Offer to Exchange to:

(a)	replace the phrase “our business, condition (financial or other), results of operations, assets, liabilities or prospects” with the phrase “our business, financial condition, results of operations, assets or liabilities;”

(b)	replace the phrase “our business, condition (financial or other), results of operations, assets, liabilities, prospects or stock ownership” with the phrase “our business, financial condition, results of operations, assets or liabilities;” and

(c)	clarify that Mercury’s determinations or judgments concerning the events described in Section 7 will be subject to remedies that may be available under applicable law; and

(v)	clarify in Section 19 (“Forward-Looking Statements”) that Mercury’s disclaimer of any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is qualified to the extent any such obligation to update is required by applicable federal securities laws.

Important Notice to Associates Who Are Subject to Taxation in Canada

You should carefully review the amended Offer to Exchange and the other documents to which the Offer to Exchange refers you (including the Guide to Issues in Canada in Appendix B, as amended) before making a decision on whether to participate in the exchange program.

You are strongly advised to obtain advice from your own tax and financial advisors prior to electing to participate in the exchange program, or disposal of the shares underlying restricted stock awards.

For additional information or assistance, you should send your request by email to MCSStockOptionExchange@mc.com.